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March 10, 1998

Securities and Exchange Commission
Washington, D.C. 20549

          Re: R.F. Management Corp.
              File No. 0-26488

Gentlemen:

      We have read the Form 8-K of R.F. Management Corp. dated March 9, 1998. With respect to items 1,2,3,5,6,7(a), and 7(b), we have no knowledge.

      With respect to Item 7(c), this letter is intended to be attached as an Exhibit to Form 8-K.

      With respect to Item 4(a), we received a copy of the form 8-K which served as our written notice of our dismissal as the Registrant's independent certifying public accountants.

      With respect to item 4(b), the matters of disagreement so disclosed by the Registrant are essentially accurate but we believe these disagreements should be expanded upon as follows:

      (b) In connection with the 1997 fiscal year and subsequent interim period preceding Weinick Sanders Leventhal & Co., LLP's dismissal, there were disagreements with Weinick Sanders Leventhal & Co., LLP on matters of auditing scope and procedure. These disagreements include: (i) the carrying value of goodwill arising from operating entities that have sustained substantial losses since their acquisition; (ii) audited financial statements of entities which sold a portion of their operating assets in fiscal 1997 to a wholly owned subsidiary of the Registrant are not available, (iii) certain operating assets of a material subsidiary are no longer in the control of the Registrant and management, as part of its available remedies, is seeking through a legal action, among other things, recision of this acquisition, (iv) inability to obtain independent verification of the amounts of and existence of material assets including receivables from the parties in (iii) above with whom the Company is involved in litigation. As a result of the above issues, which also limited out audit scope, Weinick Sanders Leventhal & Co., LLP would have had to disclaim an opinion on the Registrant's financial statements unless all such issues were resolved in an acceptable manner. These disagreements were not resolved to Weinick Sanders Leventhal & Co., LLP's satisfaction prior to our dismissal.

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      With respect to Item 4(c), Weinick Sanders Leventhal & Co., LLP did not
report on the financial statements for the past year. Weinick Sanders Leventhal & Co., LLP's initial engagement by the Registrant was to report on the financial statements as at and for the year ended September 30, 1997.

      We concur with Item 4(d). And the Form 8-K served as our written notice that the Board dismissed us.

Very truly yours,


/s/ Weinick Sanders Leventhal & Co., LLP

Weinick Sanders Leventhal & Co., LLP